Exhibit 10.1

AGREEMENT TO TAKE SHARES IN LIEU OF CASH

AGREEMENT, made this 16th day of July 2013 by and between Feel Golf Company Inc., a California corporation and New Castle County Services, Inc., a Delaware corporation.

WHEREAS, the Feel entered into a Asset Purchase Agreement with New Castle County Services dated May 10, 2013;

WHEREAS, as part of the transaction New Castle was to receive a cash payment in the amount of $150,000; and

WHEREAS, Feel and New Castle believe it is in the best interest of both parties to convert a portion of that cash payment into shares of the Company’s Common Stock.

NOW THEREFORE, for $10, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledge the parties agree as follows:

1.           In lieu of the payment of $50,000 in cash of the $150,000 cash payment that is due and owing pursuant to the Asset Purchase Agreement, New Castle agrees to accept 50,000,000 (Fifty Million) shares of the common stock of Feel Golf Company Inc.

2.           The Asset Purchase Agreement remains in good standing and full force and effect.

3.           The shares issued pursuant hereto are restricted securities and have not been registered under the Securities Act of 1933 and are being issued to New Castle pursuant to an exemption from registration and such shares will bear a restrictive legend.

In Witness Whereof on the date first set forth above the parties hereto have affixed their signatures below:

NEW CASTLE COUNTY SERVICES INC.		FEEL GOLF COMPANY INC.

By:	/s/ Michael Goldin	By:	/s/ Victoria Rudman
	Michael Goldin		Victoria Rudman
	President		CEO